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                                                                   Exhibit 3. a)

                             UNDERWRITING AGREEMENT
                             ----------------------


     UNDERWRITING AGREEMENT (the "Agreement") made this 1st day of January, 1991, by and between MONY Series Fund, Inc., a Maryland corporation (the "Fund"), and MONY Securities Corp. (the "Distributor"), a New York corporation, and The Mutual Life Insurance Company of New York ("the Company"), a mutual life insurance company organized in New York, on its own behalf and on behalf of MONY Variable Account L (the "Variable Account").


                                   WITNESSETH:

     WHEREAS, the Company has established and maintains the Variable Account, a separate investment account, pursuant to the laws of New York for the purpose of selling flexible premium variable life insurance contracts (the "Contracts"), pursuant to the registration statement for the Contracts as filed with the Securities and Exchange Commission on Form S-6 pursuant to the Securities Act of 1933, as amended (the "1933 Act"); and

     WHEREAS, the Variable Account is registered as a unit investment trust under the Investment Company Act of 1940, as amended (the "1940 Act"); and

     WHEREAS, the Distributor is registered as a broker-dealer under the Securities Exchange Act of 1934, as amended (the "Securities Exchange Act"), and is a member of the National Association of Securities Dealers, Inc. ("NASD"); and

     WHEREAS, the Company and the Distributor wish to enter into an agreement to have the Distributor act as the Company's principal underwriter for the sale of the Contracts, the proceeds of which will be allocated to the Variable Account; and

     WHEREAS, the Fund is registered under the 1940 Act as a diversified open-end investment company and offers its shares continuously to the Company and MONY Life Insurance Company of America ("MONY America") as the funding media for the Contracts and similar contracts of MONY America; and

     WHEREAS, the Fund is comprised of separate portfolios, each of which pursues its investment objective through separate investment policies; and

     WHEREAS, the Variable Account is comprised of subaccounts, each of which invests its assets in the shares of capital stock of the Fund corresponding to one of the separate portfolios of the Fund; and

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     WHEREAS, since the Fund's shares are offered to the Company and MONY
America for allocation to their respective Variable Accounts, on a no-load basis, as the funding media for the Contracts and similar contracts of MONY America, the Fund wishes to enter into an agreement to have the Distributor act as the Fund's principal underwriter for the sale of the Fund's shares to the Company for allocation to the Variable Account, whose assets will be derived from the sale of the Contracts, and the Distributor is willing so to act on the terms hereinafter set forth;

     NOW, THEREFORE, for the agreements and consideration hereinafter described, the parties agree as follows:



                                    ARTICLE I

                          DISTRIBUTION OF THE CONTRACTS
                          -----------------------------

1.1 Appointment of the Distributor. The Company appoints the Distributor as the principal underwriter for the sale of Contracts to the public, during the term of the Agreement and in accordance with the provisions of this Article I, in each state and other jurisdictions in which such Contracts may lawfully be sold. The Distributor accepts such appointment.

1.2 Method of Distribution of the Contracts. The Company shall during the term of the provisions of this Article I take all action required to cause the Contracts to comply as an insurance product and a registered security with all applicable federal and state laws and regulations. The Distributor shall offer the Contracts for sale and distribution at premium rates set by the Company. Applications for the Contracts shall be solicited only by representatives duly and appropriately licensed or otherwise qualified for the sale of such Contracts in each state or other jurisdiction. The Company shall undertake to appoint the Distributor's qualified representatives as life insurance agents of the Company. Completed applications for the Contracts shall be transmitted directly to the Company for acceptance or rejection in accordance with underwriting rules established by the Company. Initial premium payments under the Contracts shall be made by check payable to the Company and shall be held at all times by the Distributor or its representatives in a fiduciary capacity and remitted promptly to the Company. Nothing in this Agreement shall limit the Company's ultimate right to control the sale of the Contracts and to appoint and discharge life insurance agents of the Company. The Distributor shall be held to the exercise of reasonable care in carrying out the provisions of this Article I.

1.3 Sales Agreements. The Distributor is hereby authorized to enter into separate written agreements, not inconsistent with this Agreement and on such terms and conditions as the Distributor may determine, with one or more organizations which agree to participate in the distribution of Contracts. Such organizations (hereafter the "Brokers") shall be both registered as broker-dealers under the Securities Exchange Act and members of NASD.

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         Each Broker and its agents or representatives soliciting applications for Contracts shall be duly and appropriately licensed, registered or otherwise qualified for the sale of such Contracts (and the riders and other policies offered in connection therewith) under the insurance laws and any applicable blue-sky laws of each state or other jurisdiction in which the Company is licensed to sell the Contracts.

                The Distributor shall have the responsibility for ensuring that each Broker supervises its agents and representatives. The Distributor shall cause each Broker to assume any legal responsibilities of the Company for the acts, commission or defalcations of such agents or representatives insofar as they relate to the sale of the Contracts. Applications for the Contracts solicited by a Broker through its agents or representatives shall be transmitted directly to the Company, and if received by the Distributor, shall be forwarded to the Company. All premium payments under the Contracts shall be made by check to the Company and, if received by the Distributor, shall be held at all times in a fiduciary capacity and remitted promptly to the Company.

1.4 Life Insurance Licensing. The Company shall be responsible for ensuring that Brokers are duly qualified, under the insurance laws of the applicable jurisdictions to sell the Contracts.

1.5 Suitability. The Company wishes to ensure that Contracts sold by the Distributor will be issued to purchasers for whom the Contract will be suitable. The Distributor shall take reasonable steps to ensure that the various agents and representatives appointed by it shall not make recommendations to an applicant to purchase a Contract in the absence of reasonable grounds to believe that the purchase of the Contract is suitable for such applicant, pursuant to standards of suitability set by the Company. While not limited to the following, a determination of suitability shall be based on information furnished to a representative after reasonable inquiry of such applicant concerning the applicant's insurance and investment objectives, financial situation and needs, and the likelihood that the applicant will continue to make premium payments sufficient to maintain the Contracts in effect.

1.6 Promotion materials. The Company shall have the responsibility for furnishing to the Distributor and its agents or representatives prospectuses, sales promotion materials and individual sales proposals related to the sale of the Contracts and other materials as reasonably requested by the Distributor. The Distributor shall not use any such materials that have not been approved by the Company.

1.7 Compensation. The Company shall arrange for the payment of commissions directly to those registered agents or representatives of the Distributor entitled to such commissions in connection with the sale of the Contracts on behalf of the Distributor, in the amounts and on such terms and conditions as the Company and the Distributor shall determine. Such terms, conditions and commissions shall be as are set forth in or as are not inconsistent with the current prospectus, included as part of the registration statement for the Contracts and effective under the 1933 Act.

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                The Company shall arrange for the payment of commissions
         directly to those Brokers who sell Contracts under agreements entered into pursuant to Section 1.3 of this Agreement, in amounts as may be agreed to by the Company and specified in such written agreements.

                The Company shall reimburse the Distributor for (i) the amounts borne by the Distributor, or reimbursed by the Distributor to the Fund, for distribution expenses in connection with the distribution of the Fund's shares as provided for in Section 2.7 of this Agreement, and (ii) the costs and expenses incurred by the Distributor in furnishing or obtaining the services, materials and supplies required by the provisions of this Article I in the initial sales efforts and the continuing obligations under this Article 1.

1.8      Records and Confirmations.

         (a) The Distributor shall have the responsibility for maintaining the records of representatives licensed, registered and otherwise qualified to sell the Contracts. The Distributor shall maintain and preserve such other records as are required of it by applicable laws and regulations. The books, accounts and records of the Company, the Variable Account and the Distributor shall be maintained so as to clearly and accurately disclose the nature and details of the transactions. All records maintained by the Distributor in connection with the provisions of this Article I shall be the property of the Company and shall be returned to the Company upon termination of the provisions of this Article I, free from any claims or retention of rights by the Distributor. The Distributor shall keep confidential any information obtained pursuant to the provisions of this Article I and shall disclose such information, only if the Company has authorized such disclosure, or if such disclosure is expressly required by applicable federal or state regulatory authorities.

         (b) The Company or the Distributor, as they shall agree, shall be responsible for sending all required confirmations on customer transactions in compliance with applicable regulations, as may be modified by exemption or other relief obtained by the Company or the Distributor.

1.9      Investigation and Proceeding.

         (a) The Distributor and the Company agree to cooperate fully in any insurance regulatory investigation or proceeding or judicial proceeding arising in connection with the Contracts distributed under this Agreement. The Distributor and the Company further agree to cooperate fully in any securities regulatory investigation or proceeding or judicial proceeding with respect to the Company, the Distributor, or their affiliates, agents or representatives to the extent that such investigation or proceeding is in connection with Contracts distributed under this Agreement. The Distributor shall furnish applicable federal and state regulatory authorities with any information or reports in connection with its services under the provisions of this Article I which such authorities may request in

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         order to ascertain whether the Company's operations are being conducted in a manner consistent with any applicable law or regulations.

         (b) In the case of a substantive customer complaint, the Distributor and the Company shall cooperate in investigating such complaint. Any response to such complaint by the Distributor or the Company shall be sent to the other party for approval not less than five business days prior to its being sent to the customer or regulatory authority, except that if a more prompt response is required, the proposed response shall be communicated by telephone or other means of communication.

1.10 Termination. The provisions of this Article I shall terminate automatically upon this Agreement's assignment unless both the Distributor and the Company shall have consented in writing to such assignment. The provisions of this Article I may be terminated at any time by either the Distributor or the Company on 60 days' written notice to the other party, without the payment of any penalty. Upon termination of the provisions of this Article I, all authorizations, rights and obligations shall cease except the obligation to settle accounts under the provisions of this Article I, including commissions on premiums subsequently received for Contracts in effect at time of termination, and the obligations of Sections 1.7, 1.8 and 1.9 of this Agreement.



                                   ARTICLE II

                        DISTRIBUTION OF THE FUND'S SHARES
                        ---------------------------------

2.1 Appointment of the Distributor. The Fund appoints the Distributor as the principal underwriter and distributor of the Fund to sell its shares of capital stock, as now existing or later created, to the Company for allocation to the Variable Account. The Distributor accepts such appointment. Nothing in this Agreement shall prevent the Distributor from purchasing shares of the Fund for the distributor's own account in order to provide initial capital to the portfolios of the Fund, as now exist or as may be created in the future. Any shares acquired by the Distributor for its own account will be acquired only for investment and can be disposed of only by redemption.

2.2 Exclusive Nature of Duties. Subject to direction and approval of the Board of Directors of the Fund, the Distributor shall be the exclusive representative of the Fund to act as principal underwriter and distributor.

2.3      Purchase of Shares from the Fund.

         (a) The Fund will make available to the Distributor, and the Distributor will sell on behalf of the Fund, the shares of the Fund needed to fill unconditional orders for shares of the Fund placed with the Distributor by the Company for allocation to the Variable

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         Account. The price that the Distributor shall pay for the shares corresponding to each portfolio so purchased shall be the net asset value per share corresponding to such portfolio, as determined on the basis set forth in Section 2.3(c) of this Agreement.

         (b) The shares corresponding to each portfolio (other than shares sold to and purchased by the Distributor to provide initial capital to any of the Fund's portfolios) shall be resold by the Distributor to the Company for allocation to the Variable Account at the net asset value per share of such portfolio.

         (c) On each day in which the net asset value of the shares corresponding to any Portfolio is determined, the Fund shall provide to the Distributor, for it to provide to the Company, the net asset value of such shares by 90 minutes after the close of the New York Stock Exchange or at such later time as shall be agreed to by the parties. The net asset value of such shares shall be determined in accordance with the method set forth in the current prospectus of the Fund.

         (d) The Fund shall have the right to suspend the sale of shares corresponding to any of its portfolios at times when redemption of such shares is suspended pursuant to the conditions set forth in Section 2.4(b) of this Agreement. The Fund shall also have the right to suspend the sale of shares corresponding to any of its Portfolios if trading on the New York Stock Exchange shall have been suspended, if a banking moratorium shall have been declared, or if there shall have been some other extraordinary event that, in the judgment of the Fund, makes it impracticable to sell any such shares.

2.4      Redemption of Shares by the Fund.

         (a) Any of the outstanding shares corresponding to any of the portfolios held by the Company's Variable Account may be tendered for redemption at any time, and the Fund agrees to redeem any such shares so tendered in accordance with the applicable provisions of the Fund's current prospectus, articles of incorporation and by-laws. The redemption price is the net asset value per share next determined after the initial receipt of proper notice of redemption.

         (b) The right to redeem shares or to receive payment with respect to any redemption may be suspended only for (i) any period during which trading on the New York Stock Exchange is closed (other than customary week-end and holiday closings) or is restricted as determined by the Securities and Exchange Commission, (ii) any period during which an emergency exists as a result of which disposal of the Fund's shares or determination of the net asset value of each portfolio of the Fund is not reasonably practicable, or (iii) for such other periods as the Securities and Exchange Commission may by order permit for the protection of shareholders of the Fund.

2.5      Duties of the Fund.

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         (a)    The Fund shall furnish to the Distributor copies of all
         information, financial statements and other papers which the Distributor may reasonably request for use in connection with the distribution of the shares of the Fund.

         (b) The Fund shall take, from time to time, subject to the necessary approval of its shareholders, all necessary action to fix the number of its authorized shares and to register shares under the 1933 Act, in order that there will be available for sale such number of shares as the Company may reasonably be expected to purchase for allocation to the Variable Account.

         (c) The Fund shall use its best efforts to qualify and maintain the qualification of an appropriate number of shares corresponding to each of its portfolios for sale under the securities laws of such states as the Distributor and the Fund may approve, if such qualification is required by such securities laws. Any such qualification may be withheld, terminated or withdrawn by the Fund at any time in its discretion.

2.6 Duties of the Distributor. In selling the shares of the Fund, the Distributor shall use its best efforts to conform with the requirements of all federal and state laws and regulations, and NASD regulations relating to the sale of such securities. Except as provided below, the Distributor is not authorized by the Fund to give any Information or make any representations, other than those contained in the registration statement for the Fund and its shares, the Fund's current Prospectus, and any sales literature specifically approved by the Fund. The Distributor shall furnish applicable federal and state regulatory authorities with any information or reports in connection with its services under the provisions of Article II which such authorities may request in order to ascertain whether the Fund's operations are being conducted in a manner consistent with any applicable law or regulations. Nothing contained in this Agreement shall prevent the Fund from entering into distribution arrangements with other investment companies or shall prevent the Distributor from distributing shares of the Fund to other companies as described in the Fund's current prospectus. The Distributor shall be without liability to the Fund for any action taken or omitted by it in good faith without negligence.

2.7 Allocation of Expenses. In connection with the distribution of the Fund's shares, the Distributor shall directly bear, or reimburse the Fund for, the expenses incurred in connection with the Distributor's sales activities on behalf of the Fund, including without limitation
         (i) the preparation, printing and mailing of any prospectuses or other materials required by federal or state authorities (after the initial registration of the Fund's shares of capital stock), and (ii) the costs of maintaining the effectiveness of the Fund's registration and qualification of its shares of capital stock for sale. It is contemplated that these expenses that are reimbursed or borne by the Distributor will be reimbursed to the Distributor by the Company under
         Section 1.7 of this Agreement.

2.8 Records. All records maintained by the Distributor in connection with the provisions of this Article II shall be the property of the Fund and shall be returned to the Fund upon termination of the provisions of this Article II, free from any claims or retention of rights

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         by the Distributor. The Distributor shall maintain and preserve all written records as may be required under applicable laws and regulations. The Distributor shall keep confidential any information obtained pursuant to the provisions of this Article II and may disclose such information, only if the Fund has authorized such disclosure, or if such disclosure is expressly required by applicable federal or state regulatory authorities.

2.9      Duration and Termination of this Agreement. The provisions of this
         Article II shall become effective as of the data first written above and shall continue in effect for a period of more than one year from the date of execution hereof so long as such continuance is specifically approved at least annually by (i) a majority vote of the entire Board of Directors of the Fund, and (ii) a majority of the non-interested directors (as defined in the 1940 Act) of the Fund's Board of Directors, cast in person at a meeting called for the purpose of voting on such plan or agreements.

                The provisions of this Article II may be terminated at any time without penalty on at least sixty days' written notice by (i) vote of a majority of the non-interested directors (as defined in the 1940
         Act) of the Fund's Board of Directors, (ii) vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund, (iii) majority vote of the Fund's Board of Directors, (iv) the Distributor, or (v) with respect to any portfolio, vote of a majority of the outstanding shares of the capital stock (as defined in the 1940
         Act) corresponding to such portfolio.

                The provisions of this Article II shall terminate automatically in the event of its assignment.

2.10 Amendment. The provisions of this Agreement, in particular Section 2.7, may not be amended so that the Fund would bear (without reimbursement by the Distributor) any expenses in connection with any activity primarily intended to result in the sale of the Fund's shares, unless with respect to any portfolio of the Fund for which the Fund is to bear such expenses (i) such amendment is entered into pursuant to a plan of distribution, which plan has been formulated and approved by the Board of Directors of the Fund, including the directors who are non-interested directors (as defined in the 1940 Act) and have no direct or indirect financial interest in this Agreement, (ii) such distribution plan is approved by vote of a majority of the outstanding shares of the capital stock (as defined in the 1940 Act) corresponding to such portfolio, and (iii) such amendment is approved by a majority of the Board of Directors of the Fund, including the directors who are non-interested directors (as defined in the 1940 Act) and have no direct or indirect financial interest in this Agreement.



                                   ARTICLE III

                               GENERAL PROVISIONS
                               ------------------

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3.1      Regulation. This Agreement shall be subject to the provisions of the
         1940 Act, the 1933 Act and the Securities Exchange Act and the rules, regulations and rulings thereunder, and of the applicable rules and regulations of the NASD, from time to time in effect. The terms of this Agreement shall be interpreted and construed in accordance therewith.

3.2 Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. If any of the provisions of Article II (in while or in part, or as to one or more of the Fund's portfolios) or of Article I (in whole or in part) is terminated, the remainder of this Agreement shall not be affected thereby.

3.3. Applicable Law. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of New York.

                IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.




                               MONY SECURITIES CORP

                               By
                                  ----------------------------------------------


                               THE MUTUAL LIFE INSURANCE COMPANY OF NEW YORK

                               By
                                  ----------------------------------------------


                               MONY SERIES FUND, INC.

                               By
                                  ----------------------------------------------


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